Exhibit 5

Serial No. 491/22

AUTHENTICATION OF SIGNNATURE

I the undersigned Oded Unger, Adv. Notary (License No. 2053261) at Tel Aviv

Hereby certify that on September 15, 2022 there appeared before me:

Mr. Pinhas Zahavi

Holder of Israeli ID No. * * * whose identity was proved to me by Israeli Passport No. * * * issued on * * *.

and I am convinced that the person standing before me understood fully the significance of the action and voluntarily signed the attached document (marked in letter A).

In witness whereof I hereby authenticate the signature of the above, by my signature and seal, this September 15, 2022.

Paid: 198 NIS including VAT.

Notary's Seal	/s/ Oded Unger Signature

APOSTILE
(Convention de la Haye du 5 October 1961)

1.	STATE OF ISRAEL

This public document

2.	Has been signed by

Advocate Oded Unger

3.	Acting in capacity of Notary

4.	Bears the seal/stamp of

the above Notary

Certified

5.	At the District Court of Tel Aviv Jaffa

6.	Date 18-03-2022

7.	By an official appointed by Minister of Justice under the Notaries Law, 1976.

8.	Serial number 265127

9.	Seal Stamp [provided – dated 18-09-2022]

10.	Signature /s/ Oshra Haviv

Affidavit

To:

NeoGames S.A.
Attn: The Board of Directors
63-65, rue de Merl
L-2146 Luxembourg, Grand Duchy of Luxembourg

Re: Transfer of Shares

Dear Madan, dear Sirs,

Being duly sworn, hereby swear under oath that I the undersigned, Mr. Pinhas Zahavi, residing at 8 Hertzel Rozenblum St., Tel Aviv Israel am currently the holder of 3,193,717 shares according to the American Stock Transfer & Trust Company report dated 31 March, 2022 ("Shares") issued by NeoGames S.A. (the "Company"), hereby declare and confirm as follows:

1.	I am currently in process of reducing all my holding in the Company below 5%.
2.	After such reductions, I shall maintain no more than 5% holding in the Company.
3.
The reduction is anticipated to occur by sales on the open market and/or by way of share transfer to third parties or to my adult independent children or minor children (in which case (minor children) the shares shall be held by a trustee independent of me).

4.
Voting interests of holdings on the open market - I shall waive my voting rights under Luxembourg law, and undertake towards the Company not to exercise voting rights attached to any Shares I may hold, according to Annex A "Voting rights Waiver Letter". Such waiver shall terminate as from the date on which I hold less than 5% of the shares of the Company.

5.
Amend the founding shareholders voting agreement - I have agreed along with the founding shareholders to amend the voting agreement between myself and the founding shareholders to assign all votes attached to my holdings and any rights under the agreement to Mr. Elyahu Azur according to Annex B "ARA to the Voting Agreement" Such assignment shall terminate as from the date on which I hold less than 5% of the shares of the Company.

Under penalty of perjury, I hereby declare and affirm that the above-mentioned statement is, to the best of my knowledge, true and correct.

Signature: /s/ Pinhas Zahavi                     Date: 15/9/22

NOTARY AKNOWLEDGEMENT

On ____ before me, ________, personally appeared Pinhas Zahavi who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledgement to me that they executed the same in their authorized capacity, and that by their signature on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of _____ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Oded Under          (Seal)

[Notary's Seal]